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                                    Exhibit 21.1

Subsidiaries of the Registrant

The following companies are subsidiaries of the Registrant as of December 31, 1997.

                                         Jurisdiction of       Percentage
Name                                      Incorporation         Ownership
----                                     ----------------      ----------
RLI Insurance Company                           Illinois          100%

RLI Aviation, Inc.                              Illinois          100%

Replacement Lens Inc.                           Illinois          100%

Mt. Hawley Insurance Company                      Kansas          100%

RLI Insurance Ltd.                               Bermuda          100%

RLI Insurance Agency Ltd.                         Canada          100%


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